Exhibit 99.3

RISK FACTORS

Before making any decision to invest in the notes, you should carefully consider the following risk factors in addition to the other information contained in this prospectus supplement and accompanying prospectus and incorporated by reference in this prospectus supplement and accompanying prospectus. If any of the following risks materialize, our business, financial condition and results of operations may suffer. As a result, you could lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

The gaming industry is very competitive and increased competition, including by Native American gaming facilities, could adversely affect our profitability.

We face significant competition in all of the markets in which we operate. This competition would intensify if new gaming operations enter our markets or existing competitors expand their operations. Several of our properties are located in jurisdictions that restrict gaming to certain areas and/or are adjacent to states that currently prohibit or restrict gaming operations. Economic difficulties faced by state governments could lead to intensified political pressures for the legalization of gaming in jurisdictions where it is currently prohibited. The legalization of gaming in such jurisdictions could be an expansion opportunity for us or a significant threat to us, depending on where the legalization occurs and our ability to capitalize on it. The legalization or authorization of gaming within or near a geographic market area in which any of our properties is located could make it harder for us to attract customers and therefore adversely affect our business and operating results. In particular, our ability to attract customers would be significantly affected by the legalization or expansion of gaming in Alabama, Arkansas, California, Kentucky, Ohio or Texas and the development or expansion of Native American casinos in our markets. In the past, legislation to legalize or expand gaming has been introduced in some of these jurisdictions. We expect similar proposals will be made in the future and we cannot assure you that such proposals will not be successful.

Even in gaming markets where the state governments do not choose to increase the maximum number of gaming licenses available, we face the risk that existing casino licensees will expand their operations and the risk that Native American gaming, which generally is not subject to a limit on the number of licenses issued, will continue to grow. Furthermore, Native American gaming facilities frequently operate under regulatory requirements and tax environments that are less stringent than those imposed on state-licensed casinos, which could provide them with a competitive advantage.

In June 2003, two new Native American casino developments opened in California that compete with the Reno casino market, including our Boomtown Reno property. Both of these casinos are significantly closer to primary feeder markets than our Boomtown Reno property. Numerous other Native American groups are at various stages of planning new or expanded facilities in the northern California area. Since the two new casinos opened, revenues at Boomtown Reno have declined approximately 10%. This adverse impact on Boomtown Reno is expected to continue and could worsen in the future. Boomtown Reno contributed approximately 17.3% and 15.6% of our net revenues in the year ended December 31, 2002 and the six months ended June 30, 2003, respectively. See “Business—Competition.”

In addition, we face competition from racetracks that offer slot machines on their properties. For example, a racetrack located approximately eight miles east of our Boomtown Bossier City property added approximately 900 slot machines to its property in the second quarter of 2003. Also, recently passed legislation permits the introduction of slot machines, subject to a local option referendum, at the Fair Grounds racetrack in New Orleans, which is approximately 20 miles from our Boomtown New Orleans property.

Many of our competitors are larger and have substantially greater name recognition, marketing resources and access to lower cost sources of financing than we do. Moreover, consolidation of companies in the gaming industry could increase the concentration of large gaming companies in the markets in which we operate. This may result in our competitors having even greater resources, name recognition and licensing prospects than such competitors currently enjoy.

We also compete with other forms of legalized gaming and entertainment such as online computer gambling, bingo, pull tab games, card parlors, sports books, pari-mutuel or telephonic betting on horse and dog racing, state sponsored lotteries, video lottery terminals, video poker terminals and, in the future, may compete with gaming at other venues. Furthermore, increases in the popularity of, and competition from, internet lotteries and other account wagering gaming services, which allow their customers to wager on a wide variety of sporting events and play Las Vegas-style casino games from home, could divert customers from our properties and thus adversely affect our business.

The competitive environment facing each of our key properties is discussed in greater detail in the section of this prospectus supplement entitled “Business—Competition.”

Many factors, some of which are beyond our control, could prevent us from completing our construction and development projects as planned.

General Construction Risks—Delays and Cost Overruns.    Construction and expansion projects for our properties entail significant risks that could cause construction delays and cost overruns. These risks include:

•	shortages of materials, including slot machines or other gaming equipment;

•	shortages of skilled labor or work stoppages;

•	unforeseen construction scheduling, engineering, excavation, environmental or geological problems;

•	natural disasters, weather interference, floods, fires, earthquakes or other casualty losses or delays;

•	unanticipated cost increases;

•	delays in obtaining or inability to obtain necessary licenses or permits;

•	changes to plans or specifications; and

•	disputes with contractors.

Our anticipated costs and construction periods for construction projects are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with our architects, consultants and contractors. The cost of any construction project undertaken by us may vary significantly from initial expectations and projections. If we cannot finance cost overruns on a timely basis, the completion of one or more projects may be delayed until adequate cash flow from operations or other financing is available if at all. The completion date of any of our construction projects could also differ significantly from initial expectations for construction-related or other reasons. We cannot assure you that any project will be completed on time, if at all, or within established budgets. Significant delays or cost overruns on our construction projects could significantly reduce any return on our investment in these projects and adversely affect our earnings and financial resources.

The estimated costs for completing the Lake Charles resort development and the hotel tower expansion at the Belterra Casino Resort are $325 million and $37 million, respectively (in each case including capitalized interest and pre-opening costs). Notwithstanding the fact that we have entered into guaranteed maximum price contracts for the substantial portion of the construction costs for these projects, due to typical construction uncertainties associated with any project or changes in the design, plans or concepts of such projects, we cannot assure you that our construction costs at Lake Charles and Belterra will not be higher than the estimated cost of completion.

Construction Dependent Upon Available Bank Financing.    Our ability to complete the Lake Charles project is substantially dependent on the availability of a substantial portion of the funds under our credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Certain Indebtedness—Credit Facility.” The availability of funds under our credit facility is, at any time, dependent upon the satisfaction of various financial and operational covenants. Our ability to satisfy these covenants is subject to financial, economic, business, competitive, regulatory and other factors, many of which are beyond our control. Accordingly, we cannot assure you that in the future we will be able to access sufficient borrowings under our credit facility to allow us to undertake or complete current or future construction projects. If we are unable to access sufficient borrowings under our credit facility, we cannot assure you that we will be able to obtain the necessary funds to complete construction on acceptable terms or at all.

In particular, availability under our credit facility is significantly limited until we deposit $40,000,000 of net cash proceeds from asset sales or equity capital raising efforts into a completion reserve account. In the event that we do not deposit $40,000,000 in cash proceeds into such account by June 30, 2004, the unfunded revolving credit commitment would be cancelled and our credit facility would mature on September 30, 2004. We expect the source of these cash proceeds to be the two pending sales of unimproved land adjacent to the Hollywood Park Race Track in Los Angeles County (aggregating $58.2 million). These land sales are subject to significant conditions, including the buyers’ abilities to obtain the necessary entitlements to develop the land as planned. The closing date of both land sales has previously been extended because of delays in obtaining such entitlements, and it now appears that the buyers will not be able to obtain the entitlements by the extended closing dates. Both buyers have requested the right to extend further the applicable closing date in order to obtain the necessary entitlements. We cannot assure you that the parties will agree on the terms of either extension, or that either of these land sales will occur on a timely basis or at all. See “Business—Properties and Assets Held for Sale.” If the land sales do not occur on a timely basis, we may be required to seek other sources for the $40,000,000 deposit. However, we cannot assure you we will be able to find such other sources.

Borrowing under the credit facility is also subject to other conditions customarily associated with construction loans, including conditions pertaining to the construction of the Lake Charles project. Among such conditions, we must be able to certify that the “In-Balance Requirement” (which requires that the sum of the undrawn portion of the revolving commitment, the balance in the completion reserve account, our excess cash, our projected free cash flow and certain other cash or projected cash amounts exceed the committed capital expenditure amount for Lake Charles, Belterra and certain other permitted capital projects) has been satisfied as of the last day of the relevant calendar month. In addition, prior to requesting any funds under the revolving loan commitment or accessing the proceeds of the term loan, we have agreed to provide an endorsement to the Administrative Agent’s ALTA policy of title insurance confirming termination of a “right of way” in favor of the U.S. Army Corps of Engineers in respect of the Lake Charles project. The Company anticipates meeting these remaining conditions, however, there can be no assurances that the Company will be able to do so.

Additionally, availability under our credit facility is significantly limited until we have demonstrated that we have, during the period following September 30, 2002, expended not less than $90,000,000 of our excess cash to finance the Lake Charles project and the Belterra tower expansion (and, subject to certain limitations, other enhancements to our properties) as well as transaction expenses associated with our credit facility.

We operate in a highly taxed industry, and may be subject to higher taxes in the future.

We pay substantial taxes and fees with respect to our operations. In virtually all gaming jurisdictions, state and local governments raise considerable revenues from taxes based on casino revenues and operations. In certain jurisdictions, we pay taxes and fees based on the number of customers and the number of slot machines that we operate. We also pay property taxes, sales taxes, payroll taxes, franchise taxes and income taxes.

Our profitability depends on generating enough revenues to pay gaming taxes and other largely variable expenses, such as payroll, as well as largely fixed expenses, such as our property taxes and interest expense.

From time to time, state and local governments have increased gaming taxes and such increases can significantly impact the profitability of gaming operations. For example, in its 2003 legislative session, the Indiana General Assembly imposed a retroactive wagering tax on all riverboat casinos, moving the effective date of the 2002 graduated wagering tax from August 1, 2002 to July 1, 2002. The state Department of Revenue has assessed this retroactive tax on the riverboat casinos, without providing an offset for taxes paid at a higher tax rate during that one-month period. We cannot assure you that other legislatures in jurisdictions in which we operate will not enact legislation that increases gaming tax rates.

We believe that the large number of state and local governments with significant current or projected budget deficits makes it more likely that those governments that currently permit gaming will seek to fund such deficits with new or increased gaming taxes, and worsening economic conditions could intensify those efforts. At this time, it is not possible to determine with any certainty whether changes in tax laws or in the administration of such laws will be adopted. Such changes, if adopted, could have a material adverse effect on our business, financial condition and results of operation.

From time to time, certain legislators have proposed the imposition of a federal tax on gross gaming revenues. Such a tax would reduce our profitability.

For a more detailed description of the tax and regulatory environments affecting us, see “Government Regulation and Gaming Issues” elsewhere in this prospectus supplement and in the accompanying prospectus.

Construction at our existing properties could disrupt our operations.

There are additional risks and uncertainties associated with undertaking construction on properties with ongoing operations. For example, the renovation of our Boomtown Bossier City casino did, and the expansion of the Belterra Casino Resort could disrupt business at these properties during the construction phase, and thus deter customers from visiting such locations. Facility disruption during expansions and remodels could impair profitability at these properties. In the future, we are likely to undertake other construction projects at other properties.

Development of the Lake Charles project, expansion of our Belterra Casino Resort and other capital intensive projects could strain our financial resources and might not provide for a sufficient return, if any.

Our Lake Charles resort development is expected to be completed in first quarter of 2005 at a cost of $325 million (including capitalized interest and pre-opening costs). The new 300 guest-room hotel tower expansion, convention and meeting facilities and swimming pool area for our Belterra Casino Resort are also expected to be completed in the spring of 2004, at a cost of $37 million (including capitalized interest and pre-opening costs). The capital required for these projects is significant and such capital requirements may exhaust all of our currently available cash and borrowing resources. We cannot assure you that there will be sufficient capital for our other present and future business activities.

The Lake Charles resort development is expected to draw a significant portion of its customer base from the Houston, Texas, market. Houston is approximately a two hour drive from Lake Charles, Louisiana, and there can be no assurance that a significant number of potential customers from Houston will be drawn to our property, in which case the Lake Charles resort development would be adversely affected. In addition, factors beyond our control can adversely impact car trips to destination resorts such as Lake Charles. See “—Inclement weather conditions, natural disasters, highway construction and other factors in the areas in which we operate could disrupt our ability to attract customers to our gaming facilities and could have a material adverse effect on our results of operations and financial condition.”

In addition, we cannot assure you that, once completed, the revenues generated from our new developments will be sufficient to pay their expenses or, even if revenues are sufficient to pay expenses, that the projects will yield an adequate return on our significant investments. Our projects may take significantly longer than we expect to generate returns, if any.

Although we believe the new hotel tower expansion will enhance the Belterra Casino Resort’s stature as a regional resort and will increase utilization of the resort’s casino and other facilities, we cannot assure you that the improved or expanded resort will provide net profits or maintain positive cash flow or that the additional capital investments we are making to construct the new hotel tower will yield an adequate return, if any.

We could lose our right to pursue the Lake Charles project if we fail to meet the conditions imposed by Louisiana Gaming Regulators.

In October 2001, we were selected by the Louisiana Gaming Control Board to receive the fifteenth and final gaming license to be issued by the Board. Issuance of the gaming license is subject to continued compliance with certain conditions finalized with the Louisiana Gaming Control Board in November 2001. Remaining unfulfilled conditions include, but are not limited to: (i) completing the project within 18 months of beginning construction and (ii) other construction milestone dates. However, there are no assurances that we will continue to satisfy the conditions. In the event that we do not meet all of the conditions, the Louisiana Gaming Control Board may retract their selection of us to receive the fifteenth and final gaming license that can be issued under current law in Louisiana.

Our industry is highly regulated, which makes us dependent on obtaining and maintaining gaming licenses and subjects us to potentially significant fines and penalties.

The ownership, management and operation of gaming facilities is subject to extensive state and local regulation. The rules and regulations of the states and local jurisdictions in which we and our subsidiaries conduct gaming operations require us to hold various licenses, registrations, permits and approvals and to obtain findings of suitability. The various regulatory authorities, including the Indiana Gaming Commission, the Louisiana Gaming Control Board, the Mississippi Gaming Commission, the Nevada State Gaming Control Board and the Nevada Gaming Commission, may, among other things, limit, condition, suspend, revoke or fail to renew a license to conduct gaming operations or prevent us from owning the securities of any of our gaming subsidiaries for any cause deemed reasonable by such licensing authorities. Substantial fines or forfeitures of assets for violations of gaming laws or regulations may be levied against us, our subsidiaries and the persons involved.

To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of our gaming facilities. However, we cannot assure you that we will be able to obtain any new licenses, registrations, permits, approvals and findings of suitability that may be required in the future or that existing ones will be renewed or will not be suspended or revoked. Any expansion of our gaming operations in our existing jurisdictions or into new jurisdictions will require various additional licenses, findings of suitability, registrations, permits and approvals of the gaming authorities. The approval process can be time consuming and costly and has no assurance of success.

On April 11, 2002, we announced that the Indiana Gaming Commission had begun an investigation into our regulatory compliance at Belterra Casino Resort. The investigation was initiated as a result of allegations of harassment in a lawsuit filed by two former employees of Belterra Casino Resort. The lawsuits were settled during 2002. In August 2002, we entered into a settlement agreement with the Indiana Gaming Commission. We agreed, among other things, to pay a fine of $2.3 million; suspend gaming operations at Belterra for three days in October 2002; pay estimated wages, tips, taxes and community development fees that would have been paid had the operation not been closed during the three-day closure period; build a planned hotel tower expansion by July 2004 and establish a new compliance committee of the Company’s Board of Directors. Except for the hotel tower expansion, which is currently under construction, all elements of the settlement agreement have been completed.

We placed $5.0 million into an escrow account to ensure the completion of the new hotel tower expansion by July 2004. If the required target completion date is satisfied, the funds will be released back to us. In the event we do not complete the tower by July 2004 (subject to extension for events beyond our control upon approval by the Indiana Gaming Commission), the $5.0 million of escrowed funds will be forfeited to the Indiana Gaming Commission.

Our settlement agreement with the Indiana Gaming Commission described above allows the Indiana Gaming Commission to require that we purchase at some future date the shares of our common stock held by our former Chairman, R.D. Hubbard. We believe that, as of September 1, 2003, Mr. Hubbard beneficially owned 2,362,986 shares of our common stock, or 9.0% of our total outstanding common shares. Accordingly, we could be required to make a significant payment to satisfy any such obligation, if imposed. We understand that, pursuant to Mr. Hubbard’s settlement with the Indiana Gaming Commission, Mr. Hubbard is required to dispose of his Company shares by a specified date. The date remains confidential, and the Company does not have knowledge of it.

Potential changes in the regulatory environment could harm our business.

From time to time, legislators and special interest groups have proposed legislation that would expand, restrict or prevent gaming operations in the jurisdictions in which we operate. In addition, from time to time, certain anti-gaming groups propose referenda that, if adopted, could limit our ability to continue to operate in those jurisdictions in which such referenda are adopted. Any expansion of gaming could significantly increase competition for our properties. Any new restriction on or prohibition of our gaming operations could force us to curtail operations and incur significant losses.

For example, in recent years, certain anti-gaming groups proposed for adoption through the initiative and referendum process certain amendments to the Mississippi Constitution that would prohibit gaming in the state. The proposals were declared illegal by the Mississippi courts on constitutional and procedural grounds. The latest ruling was appealed to the Mississippi Supreme Court, which affirmed the decision of the lower court. If another such proposal were to be offered and if a sufficient number of signatures were to be gathered to place a legal initiative on the ballot, it is possible for the voters in the State of Mississippi to consider such a proposal in November 2004. While we are unable to predict whether such an initiative will appear on a ballot or the likelihood of such an initiative being approved by the voters, if such an initiative were passed and gaming were prohibited in Mississippi, we would need to close our Mississippi gaming operations and it would have a significant adverse effect on us.

The concentration and evolution of the slot machine manufacturing industry could impose additional costs on us.

A majority of our revenues are attributable to slot machines operated by us at our casinos. It is important, for competitive reasons, that we offer the most popular and up to date slot machine games with the latest technology to our customers.

We believe that a substantial majority of the slot machines sold in the U.S. in 2002 were manufactured by a few select companies. In addition, we believe that one company in particular provided a majority of all slot machines sold in the U.S. in 2002.

In recent years, the prices of new slot machines have escalated faster than the rate of inflation. Furthermore, in recent years, slot machine manufacturers have frequently refused to sell slot machines featuring the most popular games, instead requiring participating lease arrangements in order to acquire the machines. Generally, a participating lease is substantially more expensive over the long term than the cost to purchase a new machine.

For competitive reasons, we may be forced to purchase new slot machines or enter into participating lease arrangements that are more expensive than our current costs associated with the continued operation of our existing slot machines. If the newer slot machines do not result in sufficient incremental revenues to offset the increased investment and participating lease costs, it could hurt our profitability.

We may pursue strategic acquisitions that could have an adverse impact on our business if unsuccessful.

We may from time to time acquire or invest in complementary companies, either on our own or through joint ventures. From time to time, we may evaluate acquisition opportunities that could increase our profitability or provide us with additional industry expertise. These acquisitions, if any, may result in difficulties for us in assimilating acquired operations. This could result in the diversion of our financial resources and our management’s attention from other business issues and opportunities. For instance, the integration of acquired companies may result in problems related to the integration of management teams. We may not be able to successfully integrate operations or personnel that we may acquire in the future. Any failure to successfully integrate a future acquisition could significantly reduce the financial returns from that acquisition and significantly harm our earnings and cash flow. In addition, any acquisitions may not be successful in achieving our desired strategic objectives, which would also cause our business to suffer. Acquisitions also may present other risks, such as exposing our company to potential unknown liabilities associated with acquired businesses.

Inclement weather conditions, natural disasters, highway construction and other factors in the areas in which we operate could disrupt our ability to attract customers to our gaming facilities and could have a material adverse effect on our results of operations and financial condition.

Our continued success depends upon our ability to draw customers from each of the geographic markets in which we operate. Adverse weather conditions, particularly hurricanes, flooding, heavy snowfall and other extreme weather conditions, natural disasters or highway construction can deter our customers from traveling or make it difficult for them to frequent our properties. For example, in 2003, longer-than-usual winter weather in northern California and northern Nevada has adversely affected our Reno property. If any of our properties were to experience prolonged adverse weather conditions or prolonged disruption due to natural disasters or highway construction, or if several of our properties were to simultaneously experience such events, our results of operations and financial condition could be materially adversely affected.

Loss of land-based, riverboat or dockside facilities from service due to adverse weather conditions, natural disasters and other factors would adversely affect our operations.

Our dockside gaming facilities in Indiana, Louisiana and Mississippi, as well as any additional riverboat or dockside casino properties that might be developed or acquired, are subject to risks in addition to those associated with land-based casinos, including loss of service due to casualty, mechanical failure, extended or extraordinary maintenance, flood, hurricane, snow and ice storms or other severe weather conditions. There are additional risks associated with the movement of vessels on waterways, including risks of casualty due to river turbulence, collisions with other vessels and severe weather conditions.

In September and October 2002 and September 1998, hurricanes struck the Gulf Coast region, and Casino Magic Biloxi, Boomtown New Orleans and some of our competitors were forced to shut down operations for varying time periods, including up to one week in 1998. While our business interruption insurance provided some coverage for those losses, we cannot assure you that such insurance will be available in the future or that the proceeds from any claim will be sufficient to compensate us if one or more of our casinos experiences a closure. If any of our casinos, be it dockside or land-based, cease operations for any material period of time, it could adversely affect our results of operations.

The loss of management and other key personnel could significantly harm our business.

Our continued success and our ability to maintain our competitive position is largely dependent upon, among other things, the efforts and skills of our senior management team, including Daniel R. Lee, our Chairman of the Board and Chief Executive Officer. Although we have entered into an employment agreement with Mr. Lee and certain of our other senior managers, we cannot guarantee that these individuals will remain with us. If we lose the services of any members of our management team or other key personnel, our business may be significantly impaired. We cannot assure you that we will be able to retain our existing senior management personnel or attract additional qualified senior management personnel.

In addition, our officers, directors and key employees also are required to file applications with the gaming authorities in each of the jurisdictions in which we operate and are required to be licensed or found suitable by these gaming authorities. If the gaming authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. Furthermore, the gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications. Either result could significantly impair our gaming operations. Mr. Lee is licensed in Nevada and has been found suitable in Mississippi and has filed applications with the requisite gaming authorities in Louisiana and Indiana. We cannot assure you that the licenses will be granted or that Mr. Lee will be found suitable by these gaming authorities.

Recent economic and political events in Argentina have adversely affected our Argentina operations and may continue to do so in the future.

Our operations in Argentina accounted for approximately 2.8% of the operating income of our combining properties, before corporate expenses and non-recurring charges, in 2002 and approximately 1% of our consolidated assets at December 31, 2002. Since 2001, Argentina has experienced substantial political and economic turmoil and continues to do so. The value of the Argentine peso has declined from $1.00 on December 31, 2001 to $0.35 as of September 12, 2003. Laws have been enacted that converted dollar-denominated bank accounts owned by us in Argentina to peso-denominated accounts and, simultaneously with that, the government devalued the peso. New laws have also restricted our ability to transfer funds out of Argentina. These events have adversely affected our operations in Argentina and may continue to do so.

We regularly experience significant quarterly and annual fluctuations in operating results.

We experience significant fluctuations in our quarterly and annual operating results due to seasonality and other factors. Historically, the summer months are our strongest period and we have typically generated a substantial majority of the income from operations before non-recurring items in the quarters ending June 30 and September 30. Conversely, the winter months are our slowest period. The gaming industry historically has experienced a general slowdown in the fourth quarter of the calendar year with revenues typically declining during this period.

We are subject to litigation which, if adversely determined, could cause us to incur substantial losses.

We are, from time to time, during the normal course of operating our businesses, subject to various litigation claims and legal disputes. Among such litigation claims are the lawsuits described under “Business—Legal Proceedings” contained elsewhere in this prospectus supplement. Some of the litigation claims may not be covered under our insurance policies or our insurance carriers may seek to deny coverage. As a result, we might be required to incur significant legal fees, which may have a material adverse impact on our financial position. In addition, because we cannot predict the outcome of any action, it is possible that, as a result of current and/or future litigation, we will be subject to adverse judgments or settlements that could significantly reduce our earnings or result in losses.

We face environmental and archaeological regulation of our real estate.

Our business is subject to a variety of federal, state and local governmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. We believe that we are presently in material compliance with applicable environmental laws. However, failure to comply with such laws could result in the imposition of severe penalties or restrictions on our operations by government agencies or courts of law. We currently do not have environmental impairment liability insurance, and a material fine or penalty or a severe restriction would adversely affect our business.

In addition, the locations of our current or future developments may coincide with sites containing archaeologically significant artifacts, such as Native American remains and artifacts. Federal, state and local governmental regulations relating to the protection of such sites may require us to modify, delay or cancel construction projects at significant cost to us.

Terrorism and the uncertainty of war, as well as other factors affecting discretionary consumer spending, may harm our operating results.

The strength and profitability of our business depends on consumer demand for hotel casino resorts and gaming in general and for the type of amenities we offer. General downturns in economic conditions and changes in consumer preferences or discretionary consumer spending could harm our business. The terrorist attacks of September 11, 2001, and ongoing terrorist and war activities in the United States and elsewhere have had a negative impact on travel and leisure expenditures, including lodging, gaming (in some jurisdictions) and tourism. We cannot predict the extent to which the events of September 11, 2001 may continue to affect us, directly or indirectly, in the future. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel and business conventions could significantly harm our operations.

In addition to fears of war and future acts of terrorism, other factors affecting discretionary consumer spending, including general or regional economic conditions, disposable consumer income, fears of recession and consumer confidence in the economy, may negatively impact our business. Negative changes in factors affecting discretionary spending could reduce customer demand for the products and services we offer, thus imposing practical limits on pricing and harming our operations.

Also, the terrorist attacks of September 11, 2001 have substantially affected the availability, scope of coverage and cost of insurance for certain types of damages or occurrences. We cannot assure you that we will be able to obtain any insurance coverage with respect to occurrences of terrorist acts and any losses that could result from these acts. This could expose us to heavy losses in the event that any damages occur, directly or indirectly, as a result of terrorist attacks and have a significant negative impact on our operations.